Exhibit 99.1

ACTIVCARD REPORTS SECOND QUARTER 25 PERCENT YEAR-OVER-YEAR

REVENUE GROWTH

FREMONT, Calif., May 10, 2005 – ActivCard Corp. (Nasdaq: ACTI), a global provider of identity assurance solutions for secure remote access, single sign-on, enterprise access cards and multi-channel identification and verification, today reported financial results for its second quarter of fiscal 2005 ended March 31, 2005.

Revenue for the quarter ended March 31, 2005 was $9.2 million, which is in line with prior guidance, compared to $7.3 million for the quarter ended March 31, 2004 an increase of 25%. However, quarter-over-quarter revenue decreased by 21% compared to $11.6 million for the quarter ended December 31, 2004 due to a historically seasonally slow quarter compounded by a slowdown in the U.S. Federal Government business due to the transition to the new Homeland Security Presidential Directive-12 standards.

Total operating expenses were $27.2 million for the quarter ended March 31, 2005 compared to $13.1 million for the quarter ended March 31, 2004 and $15.9 million for the quarter ended December 31, 2004. Total operating expenses for the quarter ended March 31, 2005 include non-cash charges of $9.4 million related to impairment of goodwill and $2.4 million related to write-down of acquired intangible assets, both related to the Aspace reporting unit. Additionally, a $409,000 restructuring charge was recorded related to the delays in sub lease activity for the Company’s vacant Canadian and Fremont facilities.

In the quarter ended March 31, 2005 the Aspace reporting unit failed to meet one of its earn-out contingencies resulting in the Company revising its near term revenue forecast for the 4TRESS product line. Based on the revised revenue forecast, the Company recorded an impairment of acquired technology of $3.6 million, included in cost of revenue, an impairment of goodwill of $9.4 million, and write-down of acquired intangible assets of $2.4 million, during the quarter ended March 31, 2005.

Net loss was $25.4 million, or $0.58 per basic and diluted share, for the quarter ended March 31, 2005 compared to $9.1 million, or $0.22 per basic and diluted share, for the quarter ended March 31, 2004, an increase in net loss of 180%. Net loss increased 274% compared to $6.8 million or $0.16 per basic and diluted share for the quarter ended December 31, 2004. The increase in net loss is primarily driven by non-cash charges related to impairment of acquired developed technology and goodwill and write-down of and other intangible assets.

Sales and marketing, research and development, and general and administrative expenses were $14.4 million for the quarter ended March 31, 2005 compared to $11.9 million for the quarter ended March 31, 2004 and $15.3 million in the quarter ended December 31, 2004.

Second Quarter Financial Highlights

•	25% year-over-year revenue growth. 21% decline in quarter-over-quarter revenue.

•	Sales and marketing, research and development, and general and administrative expenses, in total, decreased by $861,000 from the December 2004 quarter.

•	Ended the quarter with $184.2 million in cash and short-term investments.

“Although the revenue results were in line with previously stated guidance, we are by no means satisfied with our financial performance,” said Ben C. Barnes, Chief Executive Officer of ActivCard. “However, we are encouraged by our accomplishments, including strengthening our reseller agreement with IBM which resulted in the first sale of our 4TRESS product,” continued Mr. Barnes. “Our goal is to remain focused on strengthening our products, developing our distribution channel and improving our sales execution while focusing on reducing our costs.”

Second Quarter Business Highlights

•	Completed the first sale of the 4TRESS product through reseller relationship with IBM.

•	Signed 162 new customers, including: Progressive Insurance, NY Life Insurance, Nissan Europe, and the U.S. Institute of Defense and Analysis.

•	Achieved additional revenue from many existing customers including: HP, Visa, British Telecom, Monsanto, Renault, Airbus, and KDDI.

•	Added 16 new value-added-resellers, giving 234 resellers worldwide.

•	Announced a joint distribution agreement with Lenel Systems International to jointly market a solution for physical access to facilities and logical access to networks.

•	Announced planned support of the US Government’s Homeland Security Presidential Directive-12 (HSPD-12) and Federal Information Processing Standards 201 (FIPS 201).

Management Changes

Frank Bishop, SVP Sales and Marketing, will be leaving the Company. Ben C. Barnes, ActivCard’s Chief Executive Officer, will be acting head of worldwide sales and marketing until a replacement is hired. Additionally, ActivCard has appointed Craig Reichenbach as Vice President of its U.S. Government Division, replacing Greg Dicks. On April 1, 2005 ActivCard announced a reduction in force of approximately 10% of the workforce to improve its cost structure.

Outlook

ActivCard anticipates revenue for its third quarter of fiscal 2005 ending June 30, 2005 to be in the range of $9.0 to $10.0 million.

Conference Call

ActivCard will hold a conference call at 2:00 P.M. Pacific Time today, Tuesday, May 10, 2005 to discuss the results for the quarter ended March 31, 2005. The call may be accessed by dialing 877-292-2820 domestically or 706-679-4390 for international callers. A live web cast of the conference call will also be available on the investor relations section of the Company’s website at www.activcard.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately one hour after the conclusion of the call. The audio replay will remain available until May 17, 2005, 9:00 P.M. Pacific Time and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering pass code 5290867.

About ActivCard

ActivCard is a global provider of identity assurance solutions that, when integrated into an identity management system, allow customers to issue, use and manage trusted digital identities. ActivCard’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. Globally, over seven million users at corporations, government agencies, and financial institutions use ActivCard solutions to safely and efficiently interact electronically. Headquartered in Fremont, Calif., ActivCard has development centers in the US, France, and the United Kingdom and sales and service centers in more than nine countries. For more information, visit www.activcard.com.

The statements in this press release that are not historical facts, including (but not limited to) the statements under the caption “Outlook,” are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to future revenues and contract wins, the integration of acquired business and technologies, changes in our management team, operating expenses and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivCard is a registered trademark and Return on Identity is a trademark of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

IR Contacts

Ragu Bhargava	Maria Riley
ActivCard Corp.	Sapphire Investor Relations
510-574-0100	415-399-9345
rbhargava@activcard.com	maria@sapphireinvestorrelations.com

ACTIVCARD CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2005	September 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,123	$17,113
Short-term investments	171,086	196,950
Accounts receivable, net of allowance for doubtful accounts	6,392	5,325
Inventories	1,711	1,996
Prepaid expenses and other current assets	3,535	2,450

Total current assets	195,847	223,834

Property and equipment, net	3,487	3,989
Restricted investments	—	715
Other intangible assets, net	3,018	2,286
Other long-term assets	835	800
Goodwill	15,356	19,462

Total assets	$218,543	$251,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,480	$2,324
Short-term borrowings	—	1,605
Accrued compensation and related benefits	5,294	7,339
Current portion of accrual for restructuring, business realignment, and severance benefits	927	1,262
Accrued and other current liabilities	2,650	3,278
Current portion of deferred revenue	4,606	6,962

Total current liabilities	15,957	22,770
Long-term deferred revenue, net of current portion	2,858	3,677
Long-term portion of accrual for restructuring, business realignment, and severance benefits, net of current portion	3,438	3,605
Long-term deferred rent	1,130	1,109

Total liabilities	23,383	31,161

Minority interest	1,326	1,394

Stockholders’ equity:
Common stock	409,525	400,056
Deferred employee stock-based compensation	(834)	(639)
Accumulated deficit	(199,000)	(166,805)
Accumulated other comprehensive loss	(15,857)	(14,081)

Total stockholders’ equity	193,834	218,531

Total liabilities and stockholders’ equity	$218,543	$251,086

ACTIVCARD CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Revenue:
Hardware	$2,632	$3,797	$6,477	$7,013
Software	4,317	1,997	9,998	4,075
Maintenance and support	2,207	1,509	4,236	2,938

	9,156	7,303	20,711	14,026

Cost of revenue:
Hardware	1,584	1,816	3,672	3,742
Software	1,443	731	2,400	1,957
Maintenance and support	620	478	1,263	940
Amortization and impairment of acquired developed technology	4,357	102	4,613	204

	8,004	3,127	11,948	6,843

Gross profit	1,152	4,176	8,763	7,183

Operating expenses:
Sales and marketing	7,442	5,409	15,090	10,027
Research and development	4,254	4,934	9,004	10,263
General and administration	2,742	1,544	5,643	3,157
Impairment of goodwill	9,426	—	9,426	—
Write-down of acquired intangible assets	2,352	—	2,352	—
Amortization of acquired intangible assets	611	12	626	34
Restructuring, business realignment, and severance benefits	409	1,187	409	1,391
In-process research and development	—	—	537	—

Total operating expenses	27,236	13,086	43,087	24,872

Loss from operations	(26,084)	(8,910)	(34,324)	(17,689)

Other income (expenses):
Interest income, net	1,063	1,016	2,139	2,038
Other income (expense), net	(283)	410	70	437
Equity in net loss of Aspace Solutions Limited	—	(1,572)	—	(3,111)

Total other income (expenses), net	780	(146)	2,209	(636)

Loss before income taxes and minority interest	(25,304)	(9,056)	(32,115)	(18,325)
Income taxes	(108)	(55)	(110)	(209)
Minority interest	5	35	30	80

Net loss	$(25,407)	$(9,076)	$(32,195)	$(18,454)

Basic and diluted net loss per common share	$(0.58)	$(0.22)	$(0.75)	$(0.44)

Shares used to compute basic and diluted net loss per share	43,485	42,144	43,080	42,123

ACTIVCARD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net loss from operations	$(32,195)	$(18,454)
Adjustments to reconcile net loss from operations to net cash used in operations:
Depreciation and amortization	1,019	1,219
Amortization and impairment of acquired developed technology	4,613	204
Impairment of goodwill	9,426	—
Write-down of acquired intangible assets	2,352	—
Amortization of acquired intangible assets	626	34
In-process research and development	537	—
Amortization of employee stock-based compensation	112	119
Loss on disposal of property and equipment	22	—
Minority interest in ActivCard S.A.	(30)	(80)
Equity in net loss of Aspace Solutions Limited	—	3,111
Changes in:
Accounts receivable	(927)	2,684
Inventories	359	387
Prepaid expenses and other current assets	(590)	605
Accounts payable	77	(152)
Accrued compensation and related benefits	(2,238)	(818)
Accrual for restructuring, business realignment, and severance benefits	(537)	162
Accrued and other current liabilities	(78)	(358)
Deferred revenue	(3,244)	752
Deferred rent	20	146

Cash used in operating activities	(20,676)	(10,439)

Cash flows from investing activities:
Purchases of property and equipment	(555)	(1,133)
Purchases of short-term investments	(14,159)	(127,238)
Proceeds from sale or maturities of short-term investments	38,375	100,854
Cash used in acquisition of Aspace Solutions Limited	(7,162)	—
Investment in and loans to Aspace Solutions Limited	—	(2,177)
Acquisition of ActivCard S.A. minority interest	(33)	—
Other long-term assets	(22)	184

Cash provided by (used in) investing activities	16,444	(29,510)

Cash flows from financing activities:
Proceeds from exercise of stock options, rights, and warrants	2,145	806
Repayment of short-term borrowings	(1,670)	—
Repayment of long-term debt	—	(3)

Cash provided by financing activities	475	803

Effect of exchange rate changes	(233)	83

Net decrease in cash and cash equivalents	(3,990)	(39,063)
Cash and cash equivalents, beginning of period	17,113	80,101

Cash and cash equivalents, end of period	$13,123	$41,038